EXHIBIT 99

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Vaughn Harring	Peter Rice
(781) 280-6855	(781) 280-6550
vaughn.harring@mro.com	peter.rice@mro.com

MRO Software Reports Preliminary Second Quarter Results

Fiscal Year Guidance Unchanged; Final Results and Conference Call
Scheduled for April 14

BEDFORD, Mass., April 4, 2005 -- MRO Software, Inc. (NASDAQ: MROI), the leading provider of strategic asset and service management solutions, today announced preliminary results for the Company’s second quarter of fiscal 2005 ended March 31, 2005.

Total revenues for the second quarter are expected to be approximately $43 million, and below the Company’s previously stated expectation of $44 million to $46 million. Software license revenues for the quarter are expected to be approximately $10 million. Based on these revenue estimates, the Company expects earnings per share (EPS) to be in a range of $0.01 to $0.03 on a GAAP basis compared with prior guidance of $0.06 to $0.08.

The Company also expects that its pro-forma EPS for the quarter will be approximately $0.03 to $0.05, compared with the Company’s previously stated expectation of $0.08 to $0.10. Pro forma results are adjusted for the amortization of acquired technology and other intangibles and their related tax effects.

“Our second quarter results did not meet our expectations due primarily to some extended sales cycles,” said Chip Drapeau, president and CEO, MRO Software. “Given our strong first quarter, the Company is about where we expected to be at the mid-point of the fiscal year when we established guidance at the start of the year. Our outlook for the second half of the year remains solid, supported in part by the on-time delivery of Maximo Enterprise Suite and by continued momentum in our industry solutions. As a result, the Company is reaffirming its guidance for the full fiscal year and expects its results to be in the published ranges for total revenues, software sales and earnings.”

The Company reaffirmed its existing guidance for fiscal 2005, and expects software revenues to grow within the previously published range of 10 to 20 percent above fiscal 2004 results, and for GAAP and pro forma earnings to increase in the range of 15 to 25 percent over fiscal 2004 results.
Final Second Quarter Results Available on April 14

MRO Software will hold its regularly scheduled conference call to discuss its complete second fiscal second quarter earnings on Thursday, April 14, 2005. The earnings conference call will begin at 4:30 p.m. EDT. To participate in this call within the U.S. and Canada, dial (800) 932-9896, international callers should dial (706) 634-5804. A digital recording of the call will be available beginning two hours after the call and will be available through April 21, 2005. To access the replay within the U.S. and Canada, dial (800) 642-1687, international callers should dial (706) 645-9291, all participants should use conference ID: 5049221.

A webcast of this call will be available at: www.mro.com/investor. A transcript of the call will be promptly archived on the Investor Relations portion of the Company’s website, and may be found at: www.mro.com/investor

About MRO Software, Inc.
MRO Software is the leading provider of strategic asset and service management solutions. Maximo Enterprise Suite, the Company's flagship solution, is delivered on a web-architected platform and increases productivity, optimizes asset performance, and service levels, reduces costs and enables asset-related sourcing and procurement across the entire spectrum of strategic assets.

The Company's asset management solutions allow customers to manage the complete lifecycle of strategic assets including: planning, procurement, deployment, tracking, maintenance and retirement. Using MRO Software's solutions customers improve production reliability, labor efficiency, material optimization, software license compliance, lease management, warranty and service management across the asset base.

MRO Software (Nasdaq: MROI) is a global company based in Bedford, Mass., with approximately 900 employees, 10,000 customers and more than 260,000 end-users. The Company markets its products through a direct sales organization in combination with a network of international distributors. MRO Software has sales offices throughout North America, Europe, Asia/Pacific and Latin America. Additional information on MRO Software can be found at http://www.mro.com.

Forward-Looking Statements. These estimated results are preliminary, and are subject to adjustment pursuant to the Company’s normal closing procedures. There can be no assurance that the actual results will not differ materially from those projected herein.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company’s actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference include, among other things, slower than anticipated customer acceptance of our new products, and those factors discussed in the Section entitled “Factors Affecting Future Performance” in our quarterly report on Form 10-Q for the quarter ended December 31, 2004.

MAXIMO® is a registered trademark, and MRO SoftwareTM is a trademark, of MRO Software, Inc.

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